Exhibit 16

November 29, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Commissioners:

We have read the statements made by Professional Diversity Network, Inc. under Item 4.01 of its Form 8-K dated November 29, 2018. We agree with the statements concerning our Firm in such 8-K; we are not in a position to agree or disagree with other statements of Professional Diversity Network, Inc. contained therein.

Very truly yours,

Marcum LLP

RC/ep